Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sunrise Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fees Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457 (c) and 457(h)	95,144 shares	$6.57	$625,097	0.000087	$54.39
Total Offering Amounts						$625,097		$54.39
Total Fee Offsets								$0
Net Fee Due								$54.39

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of common stock, par value $0.01 per share, of Sunrise Realty Trust, Inc., (the “Company”), which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of the Company’s outstanding shares of common stock.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on October 30, 2026, as reported on The Nasdaq Stock Market LLC.